CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock, par value $0.001	12,650,000	$60.50	$765,325,000	$88,701.17

(1)	Includes 1,650,000 shares of common stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares.

(2)	Estimated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. Payment of the registration fee at the time of filing of the registrant’s registration statement on Form S-3, filed with the Securities and Exchange Commission on July 17, 2017 (File No. 333-219312) was deferred pursuant to rules 456(b) and 457(r) under the Securities Act, and is paid herewith. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in such registration statement.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-219312

PROSPECTUS SUPPLEMENT

(To prospectus dated July 17, 2017)

XPO Logistics, Inc.

Five American Lane

Greenwich, Connecticut 06831

11,000,000 Shares of Common Stock

We are offering 5,000,000 shares of our common stock, par value $0.001 per share. In addition, we expect to enter into forward sale agreements with Morgan Stanley & Co. LLC and an affiliate of J.P. Morgan Securities LLC, which we refer to as the forward counterparties, with respect to an additional 6,000,000 shares of our common stock. In connection with the forward sale agreements between us and the forward counterparties, the forward counterparties or their affiliates, at our request, are borrowing from third parties and selling to the underwriters an aggregate of 6,000,000 shares of our common stock. If either of the forward counterparties is unable to borrow and deliver for sale on the anticipated closing date the number of shares of our common stock to which the forward sale agreement entered into with such forward counterparty relates, or if either forward counterparty determines, in its good-faith judgment, that it is either impracticable to do so or that such forward counterparty is unable to borrow, at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing date such number of shares of our common stock, then we will issue and sell to the underwriters a number of shares equal to the number of shares that such forward counterparty does not borrow and sell.

We expect to receive proceeds from the sale of 5,000,000 shares of our common stock offered by us in this offering, but we will not initially receive any proceeds from the sale of 6,000,000 shares of our common stock offered by the forward counterparties to the underwriters, except in certain circumstances described in this prospectus supplement. We expect to settle the forward sale agreements and receive proceeds, subject to certain adjustments, from the sale of those shares of common stock assuming one or more future physical settlements of the forward sale agreements no later than approximately 12 months after the date of this prospectus supplement. Although we expect to settle the forward sale agreements entirely by the full physical delivery of shares of our common stock in exchange for cash proceeds, we may elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreements. If we elect to cash settle or net share settle the forward sale agreements, we may not receive any proceeds from the issuance of shares, and we will instead receive or pay cash (in the case of cash settlement) or receive or deliver shares of our common stock (in the case of net share settlement). See “Underwriting (Conflicts of Interest)” for a description of the forward sale agreements.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol “XPO.” On July 19, 2017, the last reported sale price of our common stock on the NYSE was $60.51 per share.

Investing in our common stock involves risks. You should read carefully the “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 3 of the accompanying prospectus as well as the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in the accompanying prospectus, before making a decision to invest in our common stock.

	Per Share	Total
Public Offering Price	$60.50	$665,500,000
Underwriting discounts and commissions(1)	$2.42	$26,620,000
Proceeds, before expenses, to us(2)	$58.08	$638,880,000

(1)	See “Underwriting (Conflicts of Interest)” for a description of compensation payable to the underwriters.
(2)	We expect to receive estimated net proceeds, before expenses, of $290,400,000 upon settlement of this offering of our common stock. Depending on the price of our common stock at the time of settlement of the forward sale agreements and the relevant settlement method, we may receive proceeds upon settlement of the forward sale agreements, which settlement must occur no later than approximately 12 months after the date of this prospectus supplement. For the purposes of calculating the aggregate net proceeds to us, we have assumed that the forward sale agreements are fully physically settled based on the initial forward sale price of $58.08 (which is the public offering price of our common stock, less the underwriting discount shown above). The forward sale price is subject to adjustment pursuant to the terms of the forward sale agreements, and the actual proceeds, if any, will be calculated as described in this prospectus supplement. If the overnight bank funding rate were to decrease substantially prior to the settlement of the forward sale agreements, we would expect to receive less than the initial forward sale price per share upon physical settlement of the forward sale agreements. Although we expect to settle the forward sale agreements entirely by the full physical delivery of shares of our common stock in exchange for cash proceeds, we may elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreements. See “Underwriting (Conflicts of Interest).”

We have granted the underwriters an option for a period of 30 days, exercisable in whole or in part from time to time, from the date of this prospectus supplement, in whole or in part, to purchase up to an additional 1,650,000 shares of common stock directly from us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about July 25, 2017 through book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

Morgan Stanley	J.P. Morgan

Barclays	BofA Merrill Lynch	Citigroup	Credit Suisse	Deutsche Bank Securities

Co-Managers

Cowen and Company	KeyBanc Capital Markets	Oppenheimer & Co.	Raymond James	Stifel

Credit Agricole CIB	HSBC	Macquarie Capital

Seaport Global Securities	Wolfe Capital Markets and Advisory

The date of this prospectus supplement is July 19, 2017

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about the common stock in two separate documents: (1) this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in that prospectus, and (2) the accompanying prospectus, which provides general information about securities we may offer from time to time, including securities other than the common stock being offered by this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You also should read and consider the information in the documents we have referred you to in the section entitled “Where You Can Find More Information” in this prospectus supplement.

We have not, and the underwriters have not, authorized any person to provide you with any information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or that is contained in any free writing prospectus issued by us. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give to you. We are not, and the underwriters are not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein or that is contained in any free writing prospectus issued by us is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement, unless the context otherwise requires or unless expressly stated otherwise, all references to the “Company,” “XPO,” “we,” “us” and “our” mean XPO Logistics, Inc., a Delaware corporation, and its consolidated subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents we incorporate herein by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated by reference in this prospectus supplement, are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include those discussed in our filings with the SEC and the following: economic conditions generally; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; our ability to develop and implement suitable information technology systems; our substantial indebtedness, our ability to raise debt and equity capital; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; litigation, including litigation related to alleged misclassification of independent contractors; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; our ability to execute our growth strategy through acquisitions; fuel price and fuel surcharge changes; issues related to our intellectual property rights; governmental regulation, including trade compliance laws; and governmental or other political actions, including potential changes to tax policies and regulation in United States (or the failure of expected changes to occur) and the United Kingdom’s likely exit from the European Union. All forward-looking statements set forth in this prospectus supplement are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on us or our businesses or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information included or incorporated by reference in this prospectus supplement. This summary is not complete and may not contain all of the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and related notes included in this prospectus supplement or incorporated by reference into this prospectus supplement, before making an investment decision.

XPO Logistics, Inc.

Overview

XPO Logistics, Inc., a Delaware corporation, together with its subsidiaries (“XPO”, the “Company,” “we” or “our”), is a top ten global provider of cutting-edge supply chain solutions to the most successful companies in the world. The Company operates as a highly integrated network of people, technology and physical assets. We use our network to help our customers manage their goods more efficiently throughout their supply chains. As of March 31, 2017, we served more than 50,000 customers and operated with over 89,000 employees and 1,431 locations in 34 countries.

We run our business on a global basis, with two segments: Transportation and Logistics. Our Transportation segment provides freight brokerage, last mile, less-than-truckload, full truckload, expedite shipment, intermodal, and global freight forwarding services. Our Logistics segment provides a range of contract logistics services, including highly engineered and customized solutions, value-added warehousing and distribution, cold chain solutions and other inventory management solutions. In addition, we perform e-commerce fulfillment, order personalization, reverse logistics, factory support, aftermarket support, manufacturing, packaging and labeling, as well as supply chain optimization services such as automation, shared and dedicated capacity, transportation management, production flow management and consulting.

Our strategy is to use our highly integrated network of people, technology and physical assets to help customers manage their goods more efficiently throughout their supply chains. We deliver value to customers in the form of cost and risk reductions, process efficiencies, consistently reliable outcomes, technological innovations and customer service that is both highly responsive and proactive.

We continue to optimize our existing operations by growing our sales force, implementing advanced information technology, sharing best practices, cross-selling our services and leveraging our global capabilities. In addition, we maintain a comprehensive set of processes related to the recruiting, training and mentoring of employees, and for marketing to the hundreds of thousands of prospective customers that can use our services. Most important to our growth, we have instilled a culture of collaboration and accountability that focuses our efforts on delivering the results that matter to our customers and Company.

We will continue to grow the business in a disciplined manner and with a compelling value proposition—integrated, innovative solutions for any company, of any size, with any combination of supply chain needs.

XPO was incorporated in Delaware on May 8, 2000. Our common stock, par value $0.001 per share, is listed on the New York Stock Exchange under the symbol “XPO.”

Prospective Acquisitions

Consistent with our strategy to grow our business in part through acquisitions, we expect to engage in discussions with acquisition targets in the broad logistics business, some of which may be material and some of which may be outside our current main types of services. The proceeds of this offering may be used in part to provide additional available cash for such acquisitions. Although we have not entered into any definitive agreements with any potential acquisitions at this time and cannot assure you that we will enter into any such definitive agreements (or that if we do, any such acquisitions will be consummated, or, if consummated, that any acquired business will be profitable), it is possible that we will enter into one or more such agreements in the future. Prospective acquisitions may involve payments of material amounts of cash, the incurrence of a significant amount of debt and/or the issuance of significant amounts of our equity securities, which may be dilutive to our existing stockholders and/or may increase our leverage. Prospective acquisitions may also lead to additional financial and accounting challenges and complexities in areas such as tax planning, treasury management, financial reporting and internal controls. Further, any prospective acquisition also involves a risk that we will not be able to successfully integrate the acquired business into our existing operations. See “Risk Factors—Risks Relating to our Growth Strategy and Acquisitions.”

Recent Developments—Preliminary Second Quarter 2017 Results (Unaudited)

Based on the information available as of July 17, 2017, we currently estimate that our financial results as of and for the three months ended June 30, 2017 will include:

•	Total revenue of $3,755 to $3,765 million.

•	Operating income of $183 to $187 million.

•	Cash flows from operating activities of $205 to $215 million.

•	Payments for purchases of property and equipment less proceeds from sale of assets of approximately $120 million.

In addition, we estimate that we incurred depreciation and amortization expense of approximately $165 million, and we estimate that we incurred expenses related to transaction, integration and rebranding costs of approximately $20 million.

This information set forth above is preliminary and unaudited and reflects our estimated financial results as of and for the three months ended June 30, 2017. In preparing this information, management made a number of complex and subjective judgments and estimates about the appropriateness of certain reported amounts and disclosures. The preliminary financial results included in this prospectus supplement have been prepared by, and are the responsibility of, our management. Our actual financial results for the second quarter of 2017 have not yet been finalized by management. These results are not a comprehensive statement of all financial results as of and for the three months ended June 30, 2017. We are required to consider all available information through the finalization of our financial statements and their possible impact on our financial conditions and results of operations for the period, including the impact of such information on the complex judgments and estimates referred to above. As a result, subsequent information or events may lead to material differences between the information about the results of operations described herein and the results of operations described in our subsequent quarterly report. Accordingly, you should not place undue reliance on these preliminary financial results.

Principal Executive Office

Our principal executive office is located at Five American Lane, Greenwich, Connecticut 06831 USA. The telephone number at our principal office is (855) 976-6951. We maintain a website at www.xpo.com where general information about the Company is available. The contents of our website are not incorporated by reference into this prospectus supplement and our website address is included as an inactive textual reference only. For further information regarding XPO, including financial information, you should refer to our recent filings with the SEC. See “Where You Can Find More Information.”

THE OFFERING

Issuer	XPO Logistics, Inc., a Delaware corporation

Shares of Our Common Stock Offered by Us	5,000,000 shares of our common stock (or 6,650,000 shares of our common stock if the underwriters’ option to purchase additional shares is exercised in full).

Shares of Our Common Stock Offered by the Forward Counterparties	6,000,000 shares of our common stock.(1)

Shares of Our Common Stock to be Outstanding Immediately After this Offering	116,622,997 shares of our common stock (or 118,272,997 shares of our common stock if the underwriters’ option to purchase additional shares is exercised in full.(2)

Shares of Our Common Stock to Be Outstanding after this Offering and Settlement of the Forward Sale Agreements Assuming Full Physical Settlement	122,622,997 shares of our common stock (or 124,272,997 shares of our common stock if the underwriters’ option to purchase additional shares is exercised in full).(3)

Use of Proceeds

We estimate that net proceeds from the sale of the common stock we are offering, after deducting underwriting discounts and commissions and before expenses, will be approximately $290.4 million. We will not initially receive any proceeds from the sale of the shares of our common stock offered by the forward counterparties pursuant to this prospectus supplement, unless an event occurs that requires us to issue and sell our common stock to the underwriters in lieu of the forward counterparties or their affiliates borrowing our common stock from third parties and selling such common stock to the underwriters.

Depending on the price of our common stock at the time of settlement and the relevant settlement method, we may receive proceeds from the sale of common stock upon settlement of the forward sale agreements, which settlement must occur within approximately 12 months after the date of this prospectus supplement. At an assumed initial forward sale price of $58.08 per share (which is the public offering price of our common stock, less the underwriting discount) and before expenses, we expect to receive net proceeds of $348.5 million pursuant to the forward sale agreements, subject to the price adjustment and other provisions of the forward sale agreements, in the event of full physical settlement of the forward sale agreements.(4)

We expect to use the net proceeds of the shares issued and sold by us in this offering and any net proceeds received upon settlement of the forward sale agreements for general corporate purposes, which may include strategic acquisitions and the repayment or refinancing of outstanding indebtedness.

Earnings Per Share Treatment of the Forward Sale Agreements

Before the issuance of shares of our common stock, if any, we expect that the shares issuable upon settlement of the forward sale agreements will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon full physical settlement of the forward sale agreements in excess of the number of shares of our common stock that could be purchased by us in the market (based on the average market price during the period) using the assumed proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, prior to physical or net share settlement of the forward sale agreements and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of shares of our common stock is above the applicable adjusted forward sale price, which is initially $58.08 per share (which is the price at which the underwriters have agreed to buy the shares of our common stock offered hereby), subject to increase or decrease on a daily basis based on a floating interest rate factor equal to the overnight bank funding rate less a spread. However, if we physically or net share settle any forward sale agreements, the delivery of shares of our common stock would result in an increase in the number of shares outstanding and dilution to our earnings per share and return on equity.

Conflicts of Interest	Some of the shares of common stock offered hereby will be sold by the underwriters in connection with the forward sale agreements. Because Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC

are acting as underwriters for the offering and will or, in the case of J.P. Morgan Securities LLC, its affiliate will receive, in their capacities as forward counterparties, at least 5% of the proceeds of this offering, a conflict of interest under FINRA Rule 5121 is deemed to exist. Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering because the shares of common stock have a “bona fide public market” (as such terms are defined in FINRA Rule 5121).

NYSE Symbol	XPO

Risk Factors	You should read carefully the “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 3 of the accompanying prospectus as well as the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in the accompanying prospectus, before making a decision to invest in our common stock.

(1)	The forward counterparties have advised us that they intend to acquire shares of our common stock to be sold by them under this prospectus supplement through borrowings from third-party share lenders. Subject to the occurrence of certain events, we will not be obligated to deliver shares of our common stock, if any, under the respective forward sale agreements until final settlement of such forward sale agreements, which will occur no later than approximately 12 months after the date of this prospectus supplement. Except in certain circumstances, we have the right to elect cash settlement or net share settlement under the forward sale agreements. See “Underwriting (Conflicts of Interest)” for a description of the terms of the forward sale agreements.
(2)	Based on 111,622,997 shares of common stock outstanding as of March 31, 2017. This number excludes (i) shares that we may be required to issue and sell to the underwriters in lieu of the forward counterparties borrowing our common stock from third parties and selling such common stock to the underwriters and (ii) shares reserved for issuance pursuant to the forward sale agreements and shares issuable as set forth in footnote (3) below.
(3)	The number of shares of common stock to be outstanding upon the completion of the sale of common stock by us in this offering and physical settlement of the forward sale agreements is based on 111,622,997 shares of common stock outstanding as of March 31, 2017. Excludes (i) 10,215,718 shares of common stock reserved for issuance in connection with our Series A Preferred Stock, (ii) 10,276,064 shares of common stock reserved for issuance in connection with existing warrants, exercisable at any time until September 2, 2021 at an initial exercise price of $7.00 per share of common stock (subject to customary anti-dilution adjustments), (iii) 3,978,426 shares of common stock reserved for issuance upon exercise of outstanding stock options or settlement of restricted stock units, (iv) 3,007,626 shares of common stock were reserved for issuance upon conversion of our 4.50% Convertible Senior Notes and (v) any additional shares of common stock that may be issued from and after July 19, 2017 through final settlement of the forward sale agreements. We provide these numbers assuming no event occurs that would require us to sell shares of our common stock to the underwriters in lieu of any forward counterparties selling shares of our common stock to the underwriters. If such an event occurs, then (a) the number of shares of our common stock to be outstanding immediately after the offering would be increased by such number of shares and (b) the number of shares of our common stock issuable pursuant to physical settlement of the forward sale agreements would be reduced by such number of shares.

(4)	Calculated as of July 19, 2017, assuming that the forward sale agreements are fully physically settled based on the initial forward sale price of $58.08 per share by the delivery of 6,000,000 shares of our common stock. The forward sale price is subject to adjustment pursuant to the terms of the forward sale agreements, and any net proceeds to us are subject to settlement of the forward sale agreements. If the overnight bank funding rate were to decrease substantially prior to the settlement of the forward sale agreements, we would expect to receive less than the initial forward sale price per share upon physical settlement of the forward sale agreements. If we elect to cash settle or net share settle the forward sale agreements, we may not receive any proceeds from the issuance of shares, and we will instead receive or pay cash (in the case of cash settlement) or receive or deliver shares of our common stock (in the case of net share settlement).

Summary Financial Data

The following table sets forth summary consolidated historical financial data of XPO Logistics, Inc. as of and for the three months ended March 31, 2017 and 2016 and the fiscal years ended December 31, 2016, 2015 and 2014. This summary consolidated historical financial data has been derived from our audited consolidated financial statements and unaudited interim condensed consolidated financial statements, each of which are incorporated by reference in this prospectus supplement. The following information should be read together with the historical audited consolidated financial statements and related notes and unaudited interim condensed consolidated financial statements and related notes, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on February 28, 2017, as well as our Quarterly Report on Form 10-Q filed with the SEC on May 9, 2017, each of which are incorporated herein by reference. The summary historical consolidated financial data presented in this prospectus supplement may not be indicative of future performance.

	Three Months Ended March 31,		Fiscal Year Ended December 31,
	2017	2016	2016	2015	2014
	(in millions, except per share data)
Consolidated Statement of Operations Data
Revenue	$3,539.5	$3,545.7	$14,619.4	$7,623.2	$2,356.6
Total operating expenses	3,425.9	3,483.3	14,131,3	7,651.8	2,397.5

Operating income (loss)	113.6	62.4	488.1	(28.6)	(40.9)
Income (loss) before income tax provision (benefit)	15.1	(35.0)	106.8	(282.5)	(89.7)
Income tax (benefit) provision	(9.8)	(15.7)	22.3	(90.9)	(26.1)

Net income (loss)	24.9	(19.3)	84.5	(191.6)	(63.6)
Net (income) loss attributable to noncontrolling interest	(3.6)	(3.2)	(15.5)	0.5	—

Net income (loss) attributable to XPO	21.3	(22.5)	69.0	(191.1)	(63.6)
Preferred stock beneficial conversion charge and cumulative preferred dividends	$(0.7)	$(0.7)	$(2.9)	$(54.8)	$(43.8)
Net income (loss) attributable to common stockholders	$19.5	$(23.2)	$63.1	$(245.9)	$(107.4)
Earnings (loss) per share
Basic	$0.18	$(0.21)	$0.57	$(2.65)	$(2.00)
Diluted	$0.16	$(0.21)	$0.53	$(2.65)	$(2.00)
Weighted-average common shares outstanding
Basic	111.4	109.6	110.2	92.8	53.6
Diluted	124.4	109.6	122.8	92.8	53.6
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$342.0	$279.0	$373.4	$289.8	$644.1
Total assets	11,688.3	12,592.3	11,698.4	12,643.2	2,749.4
Current maturities of long-term debt	135.0	134.3	136.5	135.3	1.8
Total long-term debt (excluding current maturities)	4,810.9	5,379.1	4,731.5	5,272.6	580.3
Convertible perpetual preferred stock	41.2	42.0	41.6	42.0	42.2
Total stockholders’ equity before noncontrolling interests	2,741.2	2,726.0	2,700.0	2,717.1	1,655.1
Total stockholders’ equity	3,087.9	3,081.6	3,037.6	3,060.8	1,655.1

Net income (loss) allocable to common shareholders for the years ended December 31, 2015 and December 31, 2014 reflect beneficial conversion charges of $52.0 million on the Series C Preferred Stock and $40.9 million on the Series B Preferred Stock, respectively, that were recorded as deemed distributions during the third quarter of 2015 and the fourth quarter of 2014, respectively.

RISK FACTORS

An investment in our common stock involves various risks, including those set forth below as well as the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in the accompanying prospectus. You should carefully consider these risk factors, together with the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in shares of our common stock. These risks are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

Risks Related to our Growth Strategy and Acquisitions

We may not be able to successfully execute our growth strategy through acquisitions.

We intend to continue to expand through acquisitions to take advantage of market opportunities we perceive in the transportation and logistics industries, as well as new markets that we may enter. While we intend to make acquisitions in the future, we may experience delays or be unable to make the acquisitions we desire for a number of reasons. Suitable acquisition candidates may not be available at purchase prices that are attractive to us or on terms that are acceptable to us. In pursuing acquisition opportunities, we will compete with other companies, some of which have greater financial and other resources than we do.

We are unable to predict the size, timing and number of acquisitions we may complete and may not complete any acquisitions at all. In addition, we may incur expenses associated with sourcing, evaluating and negotiating acquisitions (including those that are not completed), and we also may pay fees and expenses associated with obtaining financing for acquisitions and with investment banks and others finding acquisitions for us. Any of these amounts may be substantial, and together with the size, timing and number of acquisitions we pursue, may negatively impact us and cause significant volatility in our financial results.

Anticipated synergies from any acquisitions that we have undertaken may not materialize in the expected timeframe or at all.

Our financial targets are dependent on our ability to realize significant ongoing synergies with respect to our acquisitions, in particular the Norbert Dentressangle SA and Con-way Inc. acquisitions we completed in 2015. In addition, we anticipate creating value through synergy opportunities in future acquisitions that we may undertake. We may not realize all synergies we anticipate from past and potential future acquisitions. Among the synergies that we currently expect are cross-selling opportunities to our existing customers, network synergies and other operational synergies. Our estimated synergies from the acquisitions that we have undertaken are, and synergies we may announce related to potential future acquisitions, if any, will be subject to a number of assumptions about the timing, execution and costs associated with realizing such synergies as well as the capacity of our information technology systems and other infrastructure to accommodate the demands of our new acquisitions. Such assumptions are inherently uncertain and are subject to a wide variety of significant business, economic, competition and execution risks and uncertainties. There can be no assurance that such assumptions turn out to be correct and, as a result, the amount of synergies that we will actually realize and/or the timing of any such realization may differ significantly (and may be significantly lower) from the ones that we estimate, and we may incur significant costs in reaching the estimated synergies.

Our past acquisitions, as well as any acquisitions that we may complete in the future, may be unsuccessful or result in other risks or developments that adversely affect our financial condition and results.

While we intend for our acquisitions to improve our competitiveness and profitability, we cannot be certain that our past or future acquisitions will be accretive to earnings or otherwise meet our operational or strategic expectations. Acquisitions involve special risks, including accounting, regulatory, compliance, information technology or human resources issues that could arise in connection with, or as a result of, the acquisition of the acquired company, the assumption of unanticipated liabilities and contingencies, difficulties in integrating acquired businesses, possible management distraction, and the inability of acquired businesses to achieve the levels of revenue, profit, productivity or synergies we anticipate or otherwise perform as we expect on the timeline contemplated. We are unable to predict all of the risks that could arise as a result of our acquisitions.

If the performance of our reporting units or an acquired business varies from our projections or assumptions, or estimates about the future profitability of our reporting units or an acquired business change, our revenues, earnings or other aspects of our financial condition could be adversely affected. We may also experience difficulties in connection with integrating any acquired companies into our existing businesses and operations, including our existing infrastructure and information technology systems. The infrastructure and information technology systems of acquired businesses could present issues which we were not able to identify prior to the acquisition that could adversely affect our financial condition and results, and we have experienced challenges of this nature relating to the infrastructure and systems of our businesses that we recently acquired. Any of these events could adversely affect our financial condition and results of operations.

We may not successfully manage our growth.

We have grown rapidly and substantially over prior years, including by expanding our internal resources, making acquisitions, in particular in 2015, and entering into new markets, and we intend to continue to focus on rapid growth, including organic growth and additional acquisitions. We may experience difficulties and higher-than-expected expenses in executing this strategy as a result of unfamiliarity with new markets, changes in revenue and business models, entering into new geographic areas and increased pressure on our existing infrastructure and information technology systems.

Our growth will place a significant strain on our management, operational, financial and information technology resources. We will need to continually improve existing procedures and controls as well as implement new transaction processing, operational and financial systems, and procedures and controls to expand, train and manage our employee base. Our working capital needs will continue to increase as our operations grow. Failure to manage our growth effectively, or obtain necessary working capital, could have a material adverse effect on our business, results of operations, cash flows, stock price and financial condition.

Our business will be seriously harmed if we fail to develop, implement, maintain, upgrade, enhance, protect and integrate our information technology systems, including those systems of any businesses that we acquire.

We rely heavily on our information technology systems to efficiently run our business, and they are a key component of our customer-facing and internal growth strategy. In general, we expect our customers to continue to demand more sophisticated, fully integrated information systems from their transportation providers. To keep pace with changing technologies and customer demands, we must correctly interpret and address market trends and enhance the features and functionality of our proprietary technology platform in response to these trends. This process of continuous enhancement may lead to significant ongoing software development costs which will continue to increase if we pursue new acquisitions of companies and their current systems. In addition, we may fail to accurately determine the needs of our customers or trends in the transportation services industry or we may fail to design and implement the appropriate responsive features and functionality for our technology platform in a timely and cost-effective manner. Any such failures could result in decreased demand for our services and a corresponding decrease in our revenues.

We must maintain and enhance the reliability and speed of our information technology systems to remain competitive and effectively handle higher volumes of freight through our network and the various service modes we offer. If our information technology systems are unable to manage additional volume for our operations as our business grows, or if such systems are not suited to manage the various service modes we offer, our service levels and operating efficiency could decline. In addition, if we fail to hire and retain qualified personnel to implement, protect and maintain our information technology systems or if we fail to upgrade our systems to meet our customers’ demands, our business and results of operations could be seriously harmed. This could result in a loss of customers or a decline in the volume of freight we receive from customers.

We are developing proprietary information technology for all of our business segments. Our technology may not be successful or may not achieve the desired results and we may require additional training or different personnel to successfully implement this technology. Our technology development process may be subject to cost overruns or delays in obtaining the expected results, which may result in disruptions to our operations.

A failure of our information technology infrastructure or a breach of our information security systems, networks or processes may materially adversely affect our business.

The efficient operation of our business depends on our information technology systems. We rely on our information technology systems to effectively manage our sales and marketing, accounting and financial and legal and compliance functions, engineering and product development tasks, research and development data, communications, supply chain, order entry and fulfillment and other business processes. We also rely on third parties and virtualized infrastructure to operate and support our information technology systems. Despite testing, external and internal risks, such as malware, insecure coding, “Acts of God,” data leakage and human error pose a direct threat to the stability or effectiveness of our information technology systems and operations. The failure of our information technology systems to perform as we anticipate has in the past, and could in the future, adversely affect our business through transaction errors, billing and invoicing errors, internal recordkeeping and reporting errors, processing inefficiencies and loss of sales, receivables collection and customers, in each case, which could result in harm to our reputation and have an ongoing adverse impact on our business, results of operations and financial condition, including after the underlying failures have been remedied.

We may also be subject to cybersecurity attacks and other intentional hacking. Any failure to identify and address such defects or errors or prevent a cyber-attack could result in service interruptions, operational difficulties, loss of revenues or market share, liability to our customers or others, the diversion of corporate resources, injury to our reputation and increased service and maintenance costs. Addressing such issues could prove to be impossible or very costly and responding to resulting claims or liability could similarly involve substantial cost. In addition, recently, there has also been heightened regulatory and enforcement focus on data protection in the U.S. and abroad (particularly in the European Union), and failure to comply with applicable U.S. or foreign data protection regulations or other data protection standards may expose us to litigation, fines, sanctions or other penalties, which could harm our reputation and adversely impact our business, results of operations and financial condition.

Risks Related to this Offering

The market price and trading volume of our common stock may vary substantially.

The stock markets, including the New York Stock Exchange, on which our common stock is listed, historically have experienced significant price and volume fluctuations. As a result, the market price of our common stock is likely to be similarly volatile, and investors in our common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this prospectus supplement and others such as:

•	our operating performance and the performance of other similar companies;

•	actual or anticipated changes in our business strategy or prospects;

•	actual or anticipated variations in our quarterly operating results or dividends;

•	equity issuances by us, or stock resales by our stockholders or the perception that such issuances or resales could occur;

•	our ability to successfully execute our growth strategy through acquisitions;

•	the passage of legislation or other regulatory developments that adversely affect us or our business and operations;

•	changes in market valuations of similar companies;

•	additions to or departures of our key personnel;

•	actions by our stockholders;

•	adverse market reaction to any increased indebtedness we may incur in the future;

•	changes in accounting principles;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in this prospectus supplement or the accompanying prospectus; and

•	general market and economic conditions.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert management’s attention and resources, which could have a material adverse effect on our cash flows, our ability to execute our business strategy and our ability to make distributions to our stockholders.

Common stock eligible for future sale may have adverse effects on our share price.

Sales of substantial amounts of our common stock into the public market, through this offering or otherwise, or the perception that such sales could occur, may adversely affect the market price of our common stock.

In addition, we may issue additional shares in subsequent public offerings or private placements to make new investments or for other purposes. Shares of our common stock may also be issued upon conversion of our Series A Preferred Stock or exercise of warrants or stock options to acquire shares of our common stock. We are not required to offer any such shares to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future share issuances, which may dilute the existing stockholders’ interests in us.

Our common stock is subordinate to our existing and future indebtedness and Series A Preferred Stock.

Shares of our common stock are equity interests and do not constitute indebtedness. As such, shares of our common stock rank junior to all our indebtedness and other non-equity claims with respect to assets available to satisfy claims on us, including in a liquidation of the Company. Additionally, we have outstanding shares of Series A Preferred Stock with a liquidation preference of $1,000 per share and an annual cash dividend of 4% of such liquidation preference. Holders of our common stock are subject to the prior dividend and liquidation rights of the holders of our Series A Preferred Stock.

Risks Related to the Forward Sale Agreements

Settlement provisions contained in the forward sale agreements subject us to certain risks.

Each forward counterparty will have the right to accelerate its forward sale agreements and require us to physically settle such forward sale agreements on one or more dates specified by such forward counterparty if:

•	it is unable, after using commercially reasonable efforts, to hedge their exposure under its forward sale agreements because of the lack of sufficient shares of our common stock being made available for share borrowing by lenders;

•	we declare a dividend or distribution on shares of our common stock payable in (i) cash, (ii) securities of another company, or (iii) any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price, as determined by such forward counterparty;

•	certain ownership thresholds applicable to such forward counterparty are exceeded;

•	an event is announced that, if consummated, would result in an extraordinary event (as defined in the forward sale agreements) including, among other things, certain mergers and tender offers, as well as certain events involving our nationalization or delisting of our common stock (each as more fully described in the forward sale agreements); or

•	certain other events of default or termination events occur, including, among other things, any material misrepresentation made in connection with entering into the forward sale agreements, our bankruptcy, or certain changes in law.

A forward counterparty’s decisions to exercise its right to accelerate the forward sale agreements entered into with it and to require us to settle the forward sale agreements will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver our common stock under the terms of the physical settlement provisions of the forward sale agreements irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity.

The forward sale agreements provide for settlement on a settlement date or dates to be specified at our discretion within approximately 12 months after the date of this prospectus supplement.

Except under the circumstances described above, we generally have the right to elect physical, cash or net share settlement under the forward sale agreements. Subject to the provisions of the forward sale agreements, delivery of our shares upon any physical or net share settlement of the forward sale agreements will result in dilution to our earnings per share and return on equity. If we elect to cash or net share settle all or a portion of the shares of our common stock underlying the forward sale agreements, we would expect the forward counterparties or their affiliates to purchase the number of shares necessary, based on the portion for which we elect cash or net share settlement, in order to cover their obligation to return the shares of our common stock they had borrowed in connection with sales of our common stock under this prospectus supplement and, if applicable in connection with net share settlement, to deliver shares to us. If the market value of our common stock at the time of such purchase is above the forward price at that time, we would pay, or deliver, as the case may be, to the applicable forward counterparty under the forward sale agreements an amount of cash or common stock with a value equal to this difference. Any such difference could be significant. If the market value of our common stock at the time of these purchases is below the forward price at that time, we would be paid this difference in cash by, or we would receive the value of this difference in common stock from, the applicable forward counterparty under the forward sale agreements, as the case may be. See “Underwriting (Conflicts of Interest).”

In addition, the purchase of our common stock by the forward counterparties or their affiliates to unwind the forward counterparties’ hedge positions could cause the price of our common stock to increase over time, thereby increasing the amount of cash or the number of shares of our common stock that we would owe to the forward counterparties upon cash settlement or net share settlement, as the case may be, of the forward sale agreements, or decreasing the amount of cash or the number of shares of our common stock that the forward counterparties owe us upon cash settlement or net share settlement, as the case may be, of the forward sale agreements.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the common stock we are offering, after deducting the underwriting discount and commissions and before expenses, will be approximately $290.4 million. We will not initially receive any proceeds from the sale of the shares of our common stock offered by the forward counterparties pursuant to this prospectus supplement, unless an event occurs that requires us to issue and sell our common stock to the underwriters in lieu of the forward counterparties borrowing our common stock from third parties and selling such common stock to the underwriters. Depending on the price of our common stock at the time of settlement and the relevant settlement method, we may receive proceeds from the sale of common stock upon settlement of the forward sale agreements, which settlement must occur within approximately 12 months after the date of this prospectus supplement. At an assumed initial forward sale price of $58.08 per share (which is the public offering price of our common stock, less the underwriting discount), we expect to receive net proceeds, before expenses, of $348.5 million pursuant to the forward sale agreements, subject to the price adjustment and other provisions of the forward sale agreements, in the event of full physical settlement of the forward sale agreements.

Although we expect to settle the forward sale agreements entirely by the physical delivery of shares of our common stock in exchange for cash proceeds, we may elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreements. If we elect to cash settle the forward sale agreements, we would expect to receive an amount of net proceeds that is significantly lower than the estimate included under this caption, and we may not receive any net proceeds (or may owe cash to the forward counterparties). If we elect to net share settle the forward sale agreements in full, we would not receive any cash proceeds from the forward counterparties.

The amount of cash or shares of our common stock we receive upon settlement of the forward sale agreements, if any, will depend on the relevant settlement method, the time of settlement, market interest rates and, if applicable under cash or net share settlement, the price of our common stock during the period in which a forward counterparty unwinds its hedge positions with respect to the forward sale agreements. Settlement will occur on or prior to one or more dates specified by us under the forward sale agreements within approximately 12 months after the date of this prospectus supplement, subject to acceleration by the forward counterparties upon the occurrence of certain events. See “Underwriting (Conflicts of Interest)” for a description of the forward sale agreements.

We intend to use the net proceeds from the sale of the 5,000,000 shares of our common stock that we issue and sell in this offering and any net proceeds that we receive upon the settlement of the forward sale agreements for general corporate purposes, which may include strategic acquisitions and the repayment or refinancing of outstanding indebtedness.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2017:

•	on an actual basis;

•	on an as-adjusted basis giving effect to (i) the issuance of 5,000,000 shares of our common stock to the underwriters and (ii) the full physical settlement of the forward sale agreements of 6,000,000 shares of our common stock based on an initial forward sale price equal to the net offering price of $58.08 per share, which is the public offering price of the shares of our common stock, after deducting underwriting fees and estimated expenses related to the forward sale agreements and this offering and assuming the underwriters do not exercise their option to purchase additional shares.

You should read this table in conjunction with “Use of Proceeds” in this prospectus supplement and the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2016 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which are incorporated by reference in the accompanying prospectus.

(in millions except per share amounts)	Actual	As Adjusted
Cash and cash equivalents	$342.0	$979.5
Indebtedness:(1)
ABL facility	100.0	100.0
Senior notes due 2023	535.0	535.0
Senior notes due 2022	1,600.0	1,600.0
Senior notes due 2021	534.6	534.6
Senior notes due 2018	265.8	265.8
Term loan facility	1,494.0	1,494.0
Senior debentures due 2034	300.0	300.0
Convertible senior notes	49.4	49.4
Euro private placement notes due 2020	12.8	12.8
Asset financing	124.0	124.0
Capital leases for equipment	107.0	107.0

Total debt	5,122.6	5,122.6

Current maturities of long-term debt	136.6	136.6

Total long-term debt	4,986.0	4,986.0
Equity:
Convertible perpetual preferred stock	41.2	41.2
Common stock, $.001 par value; 300,000,000 shares authorized actual and as adjusted; 111,622,997 issued and outstanding actual and 122,622,997 issued and outstanding as adjusted for both primary and forward sale at March 31, 2017	0.1	0.1
Additional paid-in capital	3,239.8	3,877.3
Accumulated deficit	(372.4)	(372.4)
Accumulated other comprehensive loss	(167.5)	(167.5)

Stockholders’ equity before noncontrolling interests	2,741.2	3,378.7
Noncontrolling interests	346.7	346.7

Total equity	3,087.9	3,725.4

Total capitalization	$8,073.9	$8,711.4

(1)	Reflects aggregate principal balances.

MARKET PRICES OF COMMON STOCK

Our common stock is listed on the NYSE under the trading symbol “XPO.” The following table sets forth the high and low sales prices of our common stock for each calendar quarter during the periods indicated, as quoted on the NYSE.

	XPO Common Stock
	High	Low	Cash Distributions Declared
Fiscal Year Ended December 31, 2017
Third Quarter (through July 19, 2017)	$65.14	$60.51	—
Second Quarter	$65.44	$44.85	—
First Quarter	$54.70	$42.07	—

Fiscal Year Ending December 31, 2016
Fourth Quarter	$49.86	$31.68	—
Third Quarter	$37.94	$24.02	—
Second Quarter	$34.47	$22.23	—
First Quarter	$32.24	$18.04	—

Fiscal Year Ended December 31, 2015
Fourth Quarter	$34.14	$23.08	—
Third Quarter	$47.30	$21.33	—
Second Quarter	$50.96	$41.51	—
First Quarter	$47.49	$35.00	—

On July 19, 2017, the last reported sale price of our common stock was $60.51 per share.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax considerations of the ownership and disposition of shares of our common stock applicable to a non-U.S. holder (as defined below) who acquires such shares in this offering. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect.

For the purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

If a partnership, or an entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the tax treatment of a person treated as a partner will generally depend upon the status of the partner and the activities of the partnership. Any person treated, for U.S. federal income tax purposes, as a partner of a partnership holding shares of our common stock should consult its tax advisors.

This discussion assumes that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a non-U.S. holder in light of that holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, brokers or dealers in securities, “controlled foreign corporations,” “passive foreign investment companies,” traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States and holders who hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any U.S. federal estate and gift taxes, or any U.S. state, local or non-U.S. taxes. Accordingly, prospective investors should consult with their own tax advisors regarding the U.S. federal, state, local, non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. WE RECOMMEND THAT PROSPECTIVE HOLDERS OF OUR COMMON STOCK CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Dividends

In general, any distributions we make to a non-U.S. holder with respect to its shares of our common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount (or a reduced rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if an income tax treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States). In order to claim a reduced rate of withholding, non-U.S. holders will be required to provide a properly executed applicable Internal Revenue Service (“IRS”) Form W-8 certifying their entitlement to benefits under a treaty. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated as first reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such shares. Any such gain will be subject to the treatment described below under “—Gain on Sale or Other Disposition of our Common Stock.”

Subject to the discussion below regarding “—Foreign Account Tax Compliance,” dividends effectively connected with a U.S. trade or business (and, if an income tax treaty applies, attributable to a U.S. permanent establishment) of a non-U.S. holder generally will not be subject to U.S. withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits,” subject to certain adjustments.

Gain on Sale or Other Disposition of Our Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income or, subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance,” withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder;

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or

•	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition and the non-U.S. holder’s holding period, and certain other conditions are satisfied. We believe we have not been and are not currently a U.S. real property holding corporation for U.S. federal income tax purposes. However, no assurance can be given that we will not become a U.S. real property holding corporation in the future. Non-U.S. holders should consult their own tax advisors about the consequences that could result if we are, or become, a U.S. real property holding corporation for U.S. federal income tax purposes.

Gain that is effectively connected with the conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain.

An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will generally be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by U.S. source capital losses, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

U.S. backup withholding tax (currently, at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Dividends paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides a properly completed and executed IRS Form W-8BEN or W-8BEN-E, or otherwise establishes an exemption.

Under U.S. Treasury regulations, the payment of proceeds from the disposition of our common stock by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a non-U.S. holder or otherwise establishes an exemption. The payment of proceeds from the disposition of our common stock by a non-U.S. holder effected at a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except in the case of proceeds from a disposition of our common stock by a non-U.S. holder effected at a non-U.S. office of a broker that is:

•	a United States person for U.S. federal income tax purposes;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•	a foreign partnership if at any time during its tax year (a) one or more of its partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership, or (b) the foreign partnership is engaged in a U.S. trade or business.

Information reporting will apply unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no knowledge or reason to know to the contrary). Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the owner is a United States person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Foreign Account Tax Compliance

Under Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (collectively, “FATCA”), a U.S. federal withholding tax of 30% generally is imposed on any dividends paid on our common stock and a U.S. federal withholding tax of 30% generally will be imposed on gross proceeds from the disposition of our common stock (beginning January 1, 2019) paid to (i) a “foreign financial institution” (as specifically defined under FATCA) unless such institution enters into an agreement with the U.S. tax authorities to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and (ii) certain other foreign entities unless such entity provides the withholding agent with a certification identifying its direct and indirect “substantial U.S. owners” (as defined under FATCA) or, alternatively, provides a certification that no such owners exist and, in either case, complies with certain other requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules and properly certifies its exempt status to a withholding agent or is deemed to be in compliance with FATCA. Application of FATCA tax does not depend on whether the payment otherwise would be exempt from U.S. federal withholding tax under the other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective non-U.S. holders should consult with their tax advisors regarding the possible implications of FATCA on their investment in our common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

In this offering, subject to the terms and conditions of the underwriting agreement, we have agreed to sell 5,000,000 shares of our common stock to the underwriters, and the forward counterparties have agreed, at our request, to borrow from third parties and sell to the underwriters 6,000,000 shares of our common stock in connection with the execution of forward sale agreements between us and, respectively, each of Morgan Stanley & Co., LLC, and an affiliate of J.P. Morgan Securities LLC, whom we refer to in such capacity as the forward counterparties. Subject to the terms and conditions of the underwriting agreement among us, the forward counterparties and the underwriters, we and the forward counterparties have agreed to sell to the underwriters named below, for whom Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC are acting as representatives, and the underwriters named below have severally agreed to purchase from us and the forward counterparties, the number of shares of our common stock listed opposite their names below:

Underwriter	Number of Shares To Be Purchased from Us	Number of Shares To Be Purchased from the Forward Counterparties
Morgan Stanley & Co. LLC	1,500,000	1,800,000
J.P. Morgan Securities LLC	1,200,000	1,440,000
Barclays Capital Inc.	291,000	349,200
Citigroup Global Markets Inc.	291,000	349,200
Credit Suisse Securities (USA) LLC	291,000	349,200
Deutsche Bank Securities Inc.	291,000	349,200
Merrill Lynch, Pierce, Fenner & Smith Incorporated	291,000	349,200
Cowen and Company, LLC	110,000	132,000
KeyBanc Capital Markets Inc.	110,000	132,000
Oppenheimer & Co. Inc.	110,000	132,000
Raymond James & Associates, Inc.	110,000	132,000
Stifel, Nicolaus & Company, Incorporated	110,000	132,000
Credit Agricole Securities (USA) Inc.	65,000	78,000
HSBC Securities (USA) Inc.	65,000	78,000
Macquarie Capital (USA) Inc.	65,000	78,000
Seaport Global Securities, LLC	50,000	60,000
WR Securities, LLC	50,000	60,000

Total:	5,000,000	6,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the common stock subject to their acceptance of the common stock from the forward counterparties or us (as the case may be) and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common stock offered by this prospectus are subject to the approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the common stock covered by the underwriters’ option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We expect to enter into forward sale agreements on the date of this prospectus supplement with the forward counterparties relating to 6,000,000 shares of our common stock. In connection with the execution of the forward sale agreements, and at our request, the forward counterparties or their affiliates are borrowing from third parties and selling to the underwriters in this offering 6,000,000 shares of our common stock.

If either of the forward counterparties is unable to borrow and deliver for sale on the anticipated closing date any shares of our common stock in connection with establishing a commercially reasonable hedge position, or if such forward counterparty determines, in its good-faith judgment, that it is either impracticable to do so or that such forward counterparty is unable to borrow, at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing date, any shares of our common stock, then the forward sale agreements entered into with such forward counterparty will be terminated in their entirety. If either of the forward counterparties is unable to borrow and deliver for sale on the anticipated closing date the 3,000,000 shares of our common stock that are subject to the forward sale agreement with such forward counterparty, or if either forward counterparty determines, in its sole judgment, that it is either impracticable to do so or that such forward counterparty is unable to borrow, at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing date the 3,000,000 shares of our common stock that are subject to the forward sale agreement with such forward counterparty, then the number of shares of our common stock to which the forward sale agreement entered into with such forward counterparty relate will be reduced to the number that such forward counterparty can so borrow and deliver. In the event that the number of shares to which the forward sale agreements relate is so reduced, the commitments of the underwriters to purchase shares of our common stock from the forward counterparties and the forward counterparties’ obligations to borrow such shares for delivery and sale to the underwriters, as described above, will be replaced with the commitments to purchase from us and our corresponding obligation to issue directly to the underwriters all or such portion of the number of shares not borrowed and delivered by the forward counterparties. In such event, either we or the representatives of the underwriters will have the right to postpone the closing date for one business day to effect any necessary changes to the documents or arrangements in connection with such closing.

We will receive an amount equal to the net proceeds from the sale of the borrowed shares of our common stock sold in this offering, subject to certain adjustments pursuant to the forward sale agreements, from the forward counterparties upon physical settlement of the forward sale agreements. We will only receive such proceeds if we elect to physically settle the forward sale agreements.

Each of the forward sale agreements provides for settlement on a settlement date or dates to be specified at our discretion within approximately 12 months after the date of this prospectus supplement. On such settlement date or dates, if we decide to physically settle the relevant forward sale agreement, we will issue shares of our common stock to the applicable forward counterparty at the then-applicable forward sale price. The forward sale price will initially be $58.08 per share, which is the public offering price of our common stock less the underwriting discount shown on the cover page of this prospectus supplement. The forward sale agreements provide that the forward sale price will be subject to adjustment based on a floating interest rate factor equal to the overnight bank funding rate less a spread. If the overnight bank funding rate is less than the spread on any day, the interest rate factor will result in a daily reduction of the forward sale price. As of the date of this prospectus supplement, the overnight bank funding rate was greater than the spread, but we can give no assurance that the overnight bank funding rate will not decrease to a rate below the spread during the term of the forward sale agreements.

Before any issuance of our common stock the forward sale agreements will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon physical settlement of the forward sale agreements in excess of the number of shares that could be purchased by us in the market (based on the average market price during the period) using the assumed proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, prior to physical or net share settlement of the forward sale agreements and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the per share adjusted forward sale price. However, if we decide to physically settle or net share settle the forward sale agreements, delivery of our shares on any physical or net share settlement of the forward sale agreements will result in dilution to our earnings per share and return on equity.

Each forward counterparty will have the right to accelerate its forward sale agreements and require us to physically settle such forward sale agreements on one or more dates specified by such forward counterparty if:

•	it is unable, after using commercially reasonable efforts, to hedge its exposure under the forward sale agreements because of the lack of sufficient shares of our common stock being made available for share borrowing by lenders;

•	we declare a dividend or distribution on shares of our common stock payable in (i) cash, (ii) securities of another company, or (iii) any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price, as determined by such forward counterparty;

•	certain ownership thresholds applicable to such forward counterparty are exceeded;

•	an event is announced that, if consummated, would result in an extraordinary event (as defined in the forward sale agreements) including, among other things, certain mergers and tender offers, as well as certain events involving our nationalization or delisting of our common stock (each as more fully described in the forward sale agreements); or

•	certain other events of default or termination events occur, including, among other things, any material misrepresentation made in connection with entering into the forward sale agreements, our bankruptcy or certain changes in law.

A forward counterparty’s decisions to exercise its right to accelerate the forward sale agreements entered in to with it and to require us to settle the forward sale agreements will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver common stock under the terms of the physical settlement provisions of the forward sale agreements irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity.

Except under the circumstances described above, we generally have the right to elect physical, cash or net share settlement under the forward sale agreements. Although we expect to settle entirely by the delivery of shares of our common stock, we may elect cash or net share settlement for all or a portion of our obligations if we conclude that it is in our interest to do so. For example, we may conclude that it is in our interest to cash settle or net share settle if we have no current use for all or a portion of the net proceeds due upon physical settlement of the forward sale agreements. If we elect to cash or net share settle the forward sale agreements, we would expect the forward counterparties or their affiliates to purchase shares of our common stock in secondary market transactions over a period of time for delivery to stock lenders in order to unwind their hedge and, if applicable in connection with net share settlement, to deliver shares to us. If we elect to cash or net share settle the forward sale agreements, and the market value of our common stock at the time of such purchase is above the forward sale price at such time, we will, if we cash settle, pay the applicable forward counterparty under the forward sale agreements an amount in cash equal to such difference, or, if we net share settle, deliver a number of shares of our common stock having a market value equal to such difference. Conversely, if we elect to cash or net share settle the forward sale agreements and the market value of our common stock at the time of such purchase is below the forward sale price at such time, the applicable forward counterparty under the forward sale agreements will, if we cash settle, pay to us an amount in cash equal to such difference, or, if we net share settle, deliver a number of shares of our common stock having a market value equal to such difference.

The purchase of our common stock by the forward counterparties to close out their short positions as described above could cause the price of our common stock to increase over time, thereby increasing the amount of cash we owe to the forward counterparties or decreasing the amount of cash that the forward counterparties owe us, as the case may be, in the event of cash settlement, or increasing the number of shares of our common stock we owe to the forward counterparties or decreasing the number of shares of our common stock that the forward counterparties owe us, as the case may be, in the event of net share settlement.

The underwriters initially propose to offer part of the shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the public offering of the common stock, the offering price and other selling terms may from time to time be varied by the representatives. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that our out-of-pocket expenses for this offering will be approximately $1.4 million.

We have granted the underwriters the right to purchase up to 1,650,000 additional shares of common stock directly from us. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,650,000 shares of common stock from us.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$60.50	$665,500,000	$765,325,000
Underwriting discounts and commissions	$2.42	$26,620,000	$30,613,000
Proceeds, before expenses, to us	$58.08	$638,880,000	$734,712,000

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

We have agreed that we will not offer, pledge, sell, contract to sell, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, pledge, sale, disposition or filing, without the prior written consent of Morgan Stanley & Co. LLC for a period of 60 days after the date of this prospectus supplement, except (i) issuance of the shares of common stock being offered in this offering, (ii) issuances of shares of common stock upon the exercise of an option or warrant or the conversion of or exchange for a security outstanding on the date of this prospectus supplement, (iii) issuances to a third party or a group of third parties of common stock or securities convertible into or exercisable or exchangeable for common stock in connection with a merger, acquisition or other strategic or commercial relationship, provided that such party or parties agree to the same “lock-up” restrictions discussed above and the term of such restrictions shall not expire prior to the expiration of the “lock-up” period described in this paragraph, (iv) issuances of shares of common stock or options to purchase common stock granted pursuant to existing employee benefit plans, (v) issuances of shares of common stock or options to purchase common stock granted pursuant to existing nonemployee director stock plans, (vi) the filing of any registration statement on Form S-8 in respect of any employee benefit plan in effect on the date of this prospectus supplement, (vii) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of common stock during the “lock-up” period described in this paragraph and no public announcement or filing under the Exchange Act is required or voluntarily made by or on behalf of us and (viii) transactions under or pursuant to the forward sale agreements, including making available common stock to the forward counterparties.

Our officers and directors and one of our shareholders, of which our CEO is the Managing Member, have agreed that they will not offer, pledge, sell, contract to sell, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, without, in each case, the prior written consent of Morgan Stanley & Co. LLC for a period of 90 days after the date of this prospectus supplement, except (i) transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock as a bona fide gift, provided that each donee agrees to the same “lock-up” restrictions described above and no filing under Section 16(a) of the Exchange Act will be required or voluntarily made during the 90-day restricted period, (ii) distributions of shares of common stock or any security convertible into or exercisable or exchangeable for common stock to limited partners, members or stockholders, provided that each distributee agrees to the same “lock-up” restrictions described above, and (iii) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of common stock during the 90-day restricted period and no public announcement or filing under the Exchange Act is required or voluntarily made by or on behalf of us, our officers or our directors.

Our common stock is traded on the NYSE under the trading symbol “XPO”.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We have been advised by the underwriters that on July 19, 2017, one of the underwriters purchased, on behalf of the syndicate, 85,255 shares of our common stock at an average price of $60.4917 per share in stabilizing transactions in accordance with Regulation M.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. An affiliate of certain of the underwriters is a lender under one or more of our credit agreements. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Certain of the underwriters and their respective affiliates have a lending relationship with us, and they may hedge their credit exposure to us consistent with their customary risk management policies. Typically, they would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. In addition, we may use the proceeds to reduce the outstanding balance under any facilities where the underwriters have a lending relationship with us.

Some of the shares of common stock offered hereby will be sold by the underwriters in connection with the forward sale agreements. Because Morgan Stanley & Co. LLC and an affiliate of J.P. Morgan Securities LLC are acting as underwriters for the offering and will receive, in their capacity as forward counterparties, at least 5% of the proceeds of this offering, a conflict of interest under FINRA Rule 5121 is deemed to exist. Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering because the shares of common stock have a “bona fide public market” (as such terms are defined in FINRA Rule 5121).

Selling Restrictions

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration S-40 Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State no offer of shares may be made to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the underwriters and the Company that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of common stock.

Accordingly, the shares of common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “QII only private placement”

or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred en bloc without subdivision to a single investor.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and our website at www.xpo.com. The contents of our website are not incorporated by reference into or otherwise part of this prospectus supplement, and our website address is included as an inactive textual reference only. We also furnish our stockholders with annual reports containing consolidated financial statements audited by an independent accounting firm. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

We are “incorporating by reference” into this prospectus supplement specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all of the securities offered hereby are sold. However, unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference. The prospectus accompanying this prospectus supplement is part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus supplement the following documents that we have filed with the SEC and our future filings with the SEC (other than information furnished and not filed under Item 2.02 or 7.01 in current reports on Form 8-K) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until this offering is completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 28, 2017;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 filed with the SEC on May 9, 2017;

•	Current Reports on Form 8-K filed with the SEC on January 13, 2016 (an amendment on Form 8-K/A), July 7, 2016 (an amendment on Form 8-K/A), January 30, 2017, March 6, 2017, March 13, 2017, March 17, 2017, May 12, 2017 and July 19, 2017;

•	Proxy Statements on Schedule 14A filed on April 17, 2017; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 12, 2012, including any amendment or report filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this prospectus supplement by reference but not delivered with the prospectus supplement. You can obtain free copies of such documents if you call us at (855) 976-4636 or write us at the following address: Five American Lane, Greenwich, Connecticut 06831. You may also visit our website at www.xpo.com for free copies of any such document.

This prospectus supplement and the accompanying prospectus or information incorporated by reference herein or therein may contain summaries of certain agreements that we have filed as exhibits to various SEC filings. The descriptions of these agreements contained in this prospectus supplement, the accompanying prospectus or information incorporated by reference herein or therein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus supplement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus supplement.

LEGAL MATTERS

Certain matters with respect to the validity of the securities offered by us pursuant to this prospectus supplement will be passed upon by Wachtell, Lipton, Rosen & Katz, New York, New York. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of XPO Logistics, Inc. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Con-way Inc., as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

XPO Logistics, Inc.

Five American Lane

Greenwich, Connecticut 06831

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

We may offer and sell to the public from time to time, in one or more series or issuances:

•	Common Stock;

•	Preferred Stock;

•	Debt Securities;

•	Warrants; and

•	Units.

The Preferred Stock, Debt Securities and Warrants may be convertible or exercisable or exchangeable for Common Stock, Preferred Stock or other securities. The Debt Securities may consist of debentures, notes or other types of debt and may be guaranteed by certain of our subsidiaries.

When we offer securities pursuant to this prospectus, we will provide specific terms of the offering and material tax considerations pertaining to an investment in the securities in supplements to this prospectus. The securities offered by this prospectus and any prospectus supplement may be offered directly to investors or to or through underwriters, dealers or other agents on a continuous or delayed basis. See “Plan of Distribution.” If any underwriters or dealers are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Investing in our securities involves risks. You should read this prospectus, including the risk factors incorporated herein by reference on page 3, and in any prospectus supplement, carefully before you invest. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under the prospectus supplement.

The shares of Common Stock are listed on the New York Stock Exchange (“NYSE”) under the trading symbol “XPO.” Other than for shares of Common Stock, there is no market for the other securities we may offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 17, 2017

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement (the “registration statement”) that we have filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, the Company may sell, from time to time, an indeterminate amount of any combination of the securities described in this prospectus in one or more offerings. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the Company and the securities. The registration statement can be read at the SEC’s website (www.sec.gov) or at the offices mentioned under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described in this prospectus under the heading “Where You Can Find More Information.”

In this prospectus, unless the context otherwise requires or unless the applicable prospectus supplement otherwise indicates, all references to: (i) the “Company,” “XPO,” “we,” “us” and “our” mean XPO Logistics, Inc., a Delaware corporation, and/or its subsidiaries; (ii) “securities” means, collectively, shares of Common Stock, shares of Preferred Stock, Debt Securities, Warrants and Units; (iii) “Common Stock” means shares of common stock of the Company, par value $0.001 per share; (iv) “Preferred Stock” means shares of preferred stock of the Company, par value $0.001 per share; (v) “Debt Securities” means the debt securities of the Company that may be offered and sold pursuant to the registration statement to which this prospectus relates; (vi) “Warrants” means warrants to purchase securities of the Company that may be offered and sold pursuant to the registration statement to which this prospectus relates and (vii) “Units” means units consisting of one or more of our Common Stock, Preferred Stock, Debt Securities or Warrants of the Company that may be offered and sold pursuant to the registration statement to which this prospectus relates.

We prepare our financial statements in U.S. dollars and prepare our financial statements, including all of the financial statements incorporated by reference in this prospectus, in conformity with accounting principles generally accepted in the United States, or “U.S. GAAP.” Our fiscal year ends on December 31. In this prospectus, except where otherwise indicated, references to “$” or “dollars” are to the lawful currency of the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

We have not authorized any person to provide you with any information other than that contained in or incorporated by reference into this prospectus or any prospectus supplement or that is contained in any free writing prospectus issued by us. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. The distribution of this prospectus and sale of the securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. We are only offering the securities in states where offers are permitted. You should assume that the information appearing in this prospectus or in any prospectus supplement is accurate as of the date on the front cover of those documents only. Our business, financial condition, results of operations and prospects may have changed since that date.

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FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate herein by reference, contains, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, those discussed elsewhere in this prospectus, the risks discussed in our other filings with the SEC and the following: economic conditions generally; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; our ability to develop and implement suitable information technology systems; our substantial indebtedness, our ability to raise debt and equity capital; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; litigation, including litigation related to alleged misclassification of independent contractors; labor matters including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; our ability to execute our growth strategy through acquisitions; fuel price and fuel surcharge changes; issues related to our intellectual property rights; governmental regulation, including trade compliance laws; and governmental or other political actions, including potential changes to tax policies and regulation in United States (or the failure of expected changes to occur) and the United Kingdom’s likely exit from the European Union. All forward-looking statements set forth in this prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequence to or effects on us or our business or operations. Forward-looking statements set forth in this prospectus speak only as of the date hereof and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

PROSPECTUS SUMMARY

THE COMPANY

XPO Logistics, Inc., a Delaware corporation, together with its subsidiaries (“XPO”, the “Company,” “we” or “our”), is a top ten global provider of cutting-edge supply chain solutions to the most successful companies in the world. The Company operates as a highly integrated network of people, technology and physical assets. We use our network to help customers manage their goods more efficiently throughout their supply chains. As of March 31, 2017, we served more than 50,000 customers and operated with over 89,000 employees and 1,431 locations in 34 countries.

We run our business on a global basis, with two segments: Transportation and Logistics. Our Transportation segment provides freight brokerage, last mile, less-than-truckload, full truckload, expedite shipment, intermodal, and global freight forwarding services. Our Logistics segment provides a range of contract logistics services, including highly engineered and customized solutions, value-added warehousing and distribution, cold chain solutions and other inventory management solutions. In addition, we perform e-commerce fulfillment, order personalization, reverse logistics, factory support, aftermarket support, manufacturing, packaging and labeling, as well as supply chain optimization services such as automation, shared and dedicated capacity, transportation management, production flow management and consulting.

Our strategy is to use our highly integrated network of people, technology and physical assets to help customers manage their goods more efficiently throughout their supply chains. We deliver value to customers in the form of cost and risk reductions, process efficiencies, consistently reliable outcomes, technological innovations and customer service that is both highly responsive and proactive.

We continue to optimize our existing operations by growing our sales force, implementing advanced information technology, sharing best practices, cross-selling our services and leveraging our global capabilities. In addition, we maintain a comprehensive set of processes related to the recruiting, training and mentoring of employees, and for marketing to the hundreds of thousands of prospective customers that can use our services. Most important to our growth, we have instilled a culture of collaboration and accountability that focuses our efforts on delivering the results that matter to our customers and Company.

We will continue to grow the business in a disciplined manner and with a compelling value proposition— integrated, innovative solutions for any company, of any size, with any combination of supply chain needs.

Our principal executive offices are located at Five American Lane, Greenwich, Connecticut 06831. Our telephone number is (855) 976-6951. We maintain a website at www.xpo.com where general information about the Company is available. The contents of our website are not incorporated by reference into this prospectus and our website address is included as an inactive textual reference only. Our stock is listed on the NYSE under the symbol “XPO.” For further information regarding XPO Logistics, including financial information, you should refer to our recent filings with the SEC. See “Where You Can Find More Information.”

THE OFFERING

Under this prospectus, the Company may offer and sell to the public in one or more series or issuances Common Stock, Preferred Stock, Debt Securities, Warrants and Units.

RISK FACTORS

An investment in our securities involves risks. Before making an investment decision, you should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information,” including the risks discussed in the section entitled “Risk Factors” incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as updated by annual, quarterly and other reports and documents we file with the SEC thereafter. Additional risk factors will be included in a prospectus supplement relating to a particular series or offering of securities.

RATIO OF EARNINGS TO FIXED CHARGES AND

COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth, for the periods indicated, our ratio of earnings to fixed charges and our ratio of combined fixed charges and preference dividends to earnings.

	Three Months Ended March 31,		Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands)
EARNINGS
Earnings before minority interests and income taxes	15,127	(35,025)	106,800	(282,551)	(89,700)	(70,972)	(31,534)
Fixed charges	132,662	149,618	586,844	354,090	75,399	20,474	3,840

Adjusted earnings	147,789	114,593	693,644	71,539	(14,301)	(50,498)	(27,694)

FIXED CHARGES
Interest expense	75,596	93,185	361,111	216,723	47,960	18,169	3,207
Portion of rental payments deemed to be interest	57,066	56,433	225,733	137,367	27,439	2,305	633

Fixed charges	132,662	149,618	586,844	354,090	75,399	20,474	3,840

Preference dividends	722	729	2,915	2,800	2,941	2,972	2,993

Combined fixed charges and preference dividends	133,384	150,347	589,759	356,890	78,340	23,446	6,833

	March 31,		December 31,
	2017	2016	2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges(1)	1.11	—	1.18	—	—	—	—
Ratio of Earnings to Fixed Charges and Preference Dividends(2)	1.11	—	1.18	—	—	—	—

(1)	For the years ended December 31, 2015, 2014, 2013 and 2012, and the three months ended March 31, 2016, the ratio coverage is less than 1:1 and defaults to 0. The amounts (in thousands) of the deficiencies in the years ended December 31, 2015, 2014, 2013 and 2012 is $282,551, $89,700, $70,972 and $31,534, respectively. The amounts (in thousands) of the deficiencies in the three months ended March 31, 2016 is $35,025.
(2)	For the years ended December 31, 2015, 2014, 2013, 2012, and the three months ended March 31, 2016, the ratio coverage is less than 1:1 and defaults to 0. The amounts (in thousands) of the deficiencies in the years ended December 31, 2015, 2014, 2013, and 2012 is $285,351, $92,641, $73,944, and $34,527, respectively. The amounts (in thousands) of the deficiencies in the three months ended March 31, 2016 is $35,754.

USE OF PROCEEDS

Unless we state differently in the applicable prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by us pursuant to this prospectus and any applicable prospectus supplement for general corporate purposes.

DESCRIPTION OF COMMON STOCK

The following is a description of the material terms of the Common Stock, as well as other material terms of our Amended and Restated Certificate of Incorporation, as amended (the “Company Certificate”), and our 2nd Amended and Restated Bylaws (the “Bylaws”). This description is only a summary. You should read it together with the Company Certificate and Bylaws, which are included as exhibits to the registration statement of which this prospectus is part and incorporated by reference herein.

General

We currently have 300,000,000 authorized shares of Common Stock, par value $0.001 per share, of which 111,622,997 shares were issued and outstanding as of March 31, 2017. As of March 31, 2017, (i) 10,215,718 shares of Common Stock were reserved for issuance in connection with the Series A Preferred Stock, (ii) 10,276,064 shares of Common Stock were reserved for issuance in connection with the existing warrants, exercisable at any time until September 2, 2021 at an initial exercise price of $7.00 per share of Common Stock (subject to customary anti-dilution adjustments), (iii) 3,978,426 shares of Common Stock were reserved for issuance upon exercise of outstanding stock options or settlement of restricted stock units and (iv) 3,007,626 shares of Common Stock were reserved for issuance upon conversion of 4.50% Convertible Senior Notes.

Other than as described in this prospectus or any applicable prospectus supplement, no stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by the Company, and no stockholder has any right to convert Common Stock into other securities. No shares of Common Stock are subject to redemption or any sinking fund provisions. All the outstanding shares of Common Stock are fully paid and non-assessable. Subject to the rights of the holders of the Preferred Stock, the holders of Common Stock are entitled to dividends when, as and if declared by the Board from funds legally available therefor and, upon liquidation, to a pro rata share in any distribution to stockholders.

Pursuant to Delaware law and the Company Certificate, our Board by resolution may establish one or more series of Preferred Stock and fix the number of shares constituting such series, the designation of such series, the voting powers (if any) of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, such rights and preferences being senior to the rights of holders of Common Stock. Other than the Series A Preferred Stock, no shares of Preferred Stock are currently outstanding.

Voting and Other Rights

Each share of Common Stock entitles the holder thereof to one vote on all matters upon which stockholders are permitted to vote. The Bylaws provide that directors will be elected by a plurality of votes cast at a meeting of stockholders by the stockholders entitled to vote in the election and, except as otherwise required by law, whenever any corporate action other than the election of directors is to be taken, it shall be authorized by a majority of the votes cast at a meeting of stockholders by the stockholders entitled to vote thereon.

Anti-Takeover Effects of Various Provisions of Delaware Law and the Company Certificate and Bylaws

Provisions of the Delaware General Corporation Law (the “DGCL”) could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute. We have elected to be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15 percent or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Company Certificate prohibits cumulative voting.

Limitation of Liability and Indemnification of Officers and Directors. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. The Company Certificate and Bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Company, or for serving at our request as a director or officer or in another position at another corporation or enterprise, as the case may be. The Company Certificate and Bylaws also provide that we must indemnify and advance expenses to our directors and officers, subject to our receipt of an undertaking from the indemnitee as may be required under the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance to protect the Company and our directors, officers, employees and agents from certain liabilities.

The limitation of liability and indemnification provisions in the Company Certificate and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. We may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Except as set forth in the Company’s periodic reports as incorporated herein by reference, there is currently no pending material litigation or proceeding involving any of our directors, officers, employees or agents for which indemnification is sought.

Authorized but Unissued Shares of Common Stock. Our authorized but unissued shares of Common Stock will be available for future issuance without approval by the holders of Common Stock. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, employee benefit plans and as consideration for or to finance future acquisitions, investments or other purposes. The existence of authorized but unissued shares of Common Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Undesignated Preferred Stock. Our Company Certificate and Bylaws authorize undesignated Preferred Stock. As a result, our Board may, without the approval of holders of Common Stock, issue shares of Preferred Stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of the Company.

Amendments to Organizational Documents

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws.

Listing

Our Common Stock is listed on the NYSE under the trading symbol “XPO.”

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Computershare Trust Company, N.A., whose principal executive office is located at 250 Royall Street, Canton, MA 02021.

DESCRIPTION OF PREFERRED STOCK

The following description of the terms of the Preferred Stock we may issue sets forth certain general terms and provisions of any series of Preferred Stock to which any prospectus supplement may relate. Particular terms of the Preferred Stock offered by any prospectus supplement and the extent, if any, to which these general terms and provisions will apply to any series of Preferred Stock so offered will be described in the prospectus supplement relating to the applicable Preferred Stock. The applicable prospectus supplement may also state that any of the terms set forth in this description are inapplicable to such series of Preferred Stock. This description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Delaware law and the provisions of the Company Certificate relating to Preferred Stock.

We currently have 10,000,000 authorized shares of Preferred Stock, par value $0.001 per share, of which 71,510 shares of our Series A Convertible Perpetual Preferred Stock (“Series A Preferred Stock”) were issued and outstanding as of March 31, 2017. Preferred Stock may be issued independently or together with any other securities and may be attached to or separate from the other securities.

Pursuant to Delaware law and the Company Certificate, our Board by resolution may establish one or more series of Preferred Stock and fix the number of shares constituting such series, the designation of such series, the voting powers (if any) of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of the Company. The Preferred Stock may be convertible or exchangeable for Common Stock, Preferred Stock or other securities.

The Board, in approving the issuance of a series of Preferred Stock and the applicable prospectus supplement, will set forth with respect to such series, the following:

•	the number of shares constituting such series;

•	the designation of such series;

•	the voting powers, if any, of the shares of such series; and

•	the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

The terms of each series of Preferred Stock will be described in the prospectus supplement related to such series of Preferred Stock and will contain a discussion of any material U.S. Federal income tax considerations applicable to such series of Preferred Stock.

On September 2, 2011, pursuant to an Investment Agreement, dated as of June 13, 2011, by and among Jacobs Private Equity, LLC (“JPE”), the other investors party thereto (including by joinders thereto) (collectively with JPE, the “Investors”) and the Company, the Company issued to the Investors, for $75,000,000 in cash: (i) an aggregate of 75,000 shares of Series A Preferred Stock, initially convertible into an aggregate of 10,714,286 shares of Common Stock, and (ii) warrants initially exercisable for an aggregate of 10,714,286 shares of Common Stock at an initial exercise price of $7.00 per share.

The Series A Preferred Stock has an initial liquidation preference of $1,000 per share, for an aggregate liquidation preference of $71.5 million as of March 31, 2017. The Preferred Stock is convertible at any time, in whole or in part and from time to time, at the option of the holder thereof into a number of shares of Common Stock equal to the then-applicable liquidation preference divided by the conversion price, which initially was $7.00 per share of Common Stock (subject to customary anti-dilution adjustments). The Series A Preferred Stock pays quarterly cash dividends equal to the greater of (i) the “as-converted” dividends on the underlying Common Stock for the relevant quarter and (ii) 4% of the then-applicable liquidation preference per annum. Accrued and unpaid dividends for any quarter will accrete to liquidation preference for all purposes. No dividends or other distributions (other than a stock dividend or distribution and other than cash paid in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, Common Stock or any Preferred Stock ranking on a parity with, or junior to, the Series A Preferred Stock, nor may any parity stock or junior stock be redeemed, purchased or otherwise acquired for any consideration, unless all accrued and unpaid dividends shall have been or contemporaneously are declared and paid on the Series A Preferred Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. The Series A Preferred Stock is not redeemable or subject to any required offer to purchase, and votes together with the Common Stock on an “as-converted” basis on all matters, except as otherwise required by law, and separately as a class with respect to certain matters implicating the rights of holders of shares of Series A Preferred Stock.

DESCRIPTION OF DEBT SECURITIES

We may issue Debt Securities under one or more indentures or supplemental indentures between us and the trustee identified in the applicable prospectus supplement. Any indenture or supplemental indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to the Debt Securities to be issued under the indenture(s) or supplemental indenture(s) are summaries of certain anticipated provisions of the indenture(s) or supplemental indenture(s) and are not complete. We will file a copy of the supplemental indenture(s) with the SEC at or before the time of the offering of the applicable series of Debt Securities. You should refer to those indenture(s) or supplemental indenture(s) for the complete terms of the Debt Securities.

General

We may issue Debt Securities that rank “senior” or “subordinated.” The Debt Securities referred to as “senior securities” will be direct obligations of the Company and will rank equally and ratably in right of payment with other indebtedness of the Company that is not subordinated. We may issue Debt Securities that will be subordinated in right of payment to the prior payment in full of senior indebtedness, as defined in the applicable indenture or supplemental indenture and prospectus supplement, and may rank equally and ratably with any other subordinated notes and any other subordinated indebtedness. We refer to these Debt Securities as “subordinated securities.”

The Company may issue the Debt Securities under this prospectus, in one or more series, in each case as we may establish in one or more indentures or supplemental indentures. The Debt Securities may be convertible or exchangeable for Common Stock, Preferred Stock or other securities. The Debt Securities may consist of debentures, notes or other types of debt and may be guaranteed by certain of our subsidiaries. The Company need not issue all Debt Securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series.

Our rights and the rights of our creditors (including the holders of our Debt Securities) and stockholders to participate in distributions by any of our subsidiaries upon that subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that a creditor may have the benefit of a guarantee from that subsidiary or we may ourselves be a creditor with recognized claims against that subsidiary.

We anticipate that any indenture will provide that the Company may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of the Debt Securities. Any trustee under any indenture may resign or be removed with respect to one or more series of the Debt Securities, and the Company may appoint a successor trustee to act with respect to that series.

The applicable prospectus supplement will describe the specific terms relating to the series of the Debt Securities the Company will offer, including, to the extent applicable, the following:

•	the title and series designation of the Debt Securities and whether they are senior securities or subordinated securities;

•	the aggregate principal amount of the Debt Securities and any limit upon such principal amount;

•	the percentage of the principal amount at which the Company will issue the Debt Securities and, if other than the principal amount of the Debt Securities, the portion of the principal amount of the Debt Securities payable upon maturity of the Debt Securities;

•

if convertible, the number of debt securities or shares of any class, classes or series into which the Debt Securities will be convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be mandatory, at our option or at the option of the holders of the Debt Securities, the events requiring an adjustment of the conversion price, provisions affecting conversion in the event of redemption of the Debt Securities, restrictions on conversion and any other terms governing such conversion;

•	the stated maturity date of the Debt Securities;

•	any fixed, variable or pay-in-kind interest rate or rates per annum or the method by which the interest rates will be determined, including, if applicable, any remarketing option or similar option;

•	the place where principal, premium, if any, and interest or any additional amounts, if any, will be payable and where the Debt Securities can be surrendered for payment;

•	any rights affecting the transfer, exchange or conversion of the Debt Securities;

•	the dates from which interest, if any, may accrue and any interest payment dates and regular record dates or the method by which such date or dates will be determined;

•	any sinking fund requirements;

•	any provisions for redemption, including the redemption price, terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, and any remarketing arrangements;

•	whether the Debt Securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	the events of default and covenants of such Debt Securities;

•	whether the Company will issue the Debt Securities in certificated or book-entry form;

•	whether the Debt Securities will be in registered or bearer form and, if in registered form, the denominations if other than in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

•	whether the Company will issue any of the Debt Securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual Debt Securities represented by the global security;

•	whether the Company will pay additional amounts on the Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem the Debt Securities instead of making this payment;

•	the subordination provisions, if any, relating to the Debt Securities;

•	the provision, if any, of annual and/or quarterly financial information to the holders of the Debt Securities;

•	a discussion of any material U.S. Federal income tax law considerations;

•	the remedies for holders of Debt Securities;

•	the right to make any changes to the indenture(s) or the terms of the Debt Securities by the Company and what approval, if any, will be required from the holders of the Debt Securities;

•	the provisions for voting on any changes to the indenture(s) or the terms of the Debt Securities;

•	the requirements for the Company to discharge, to defease or to covenant defease the Debt Securities;

•	any restrictive covenants; and

•	any other specific terms of the Debt Securities, including any other deletions from or modifications or additions to the applicable indenture in respect of the Debt Securities.

The Company may issue Debt Securities at less than the principal amount payable upon maturity. We refer to these securities as “original issue discount securities.” If material or applicable, we will describe in the applicable prospectus supplement special U.S. Federal income tax, accounting and other considerations applicable to original issue discount securities. The Company may also issue Debt Securities that are guaranteed by one or more of its subsidiaries, in which case the registration statement to which this prospectus relates will be amended to include such guarantees prior to such offering.

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the Company will issue the Debt Securities of any series that are registered securities in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000, other than global securities, which may be of any denomination.

Unless otherwise specified in the applicable prospectus supplement, the Company will pay the interest and principal and any premium at the corporate trust office of the trustee. At the Company’s option, however, the Company may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

If the Company does not punctually pay or duly provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the Debt Security is registered at the close of business on a special record date the applicable trustee will fix; or

•	in any other lawful manner, all as the applicable indenture or supplemental indenture describes.

You may exchange or transfer Debt Securities at the office of the applicable trustee. The trustee acts as the Company’s agent for registering Debt Securities in the names of holders and transferring Debt Securities. The Company may change this appointment to another entity or perform it itself. The entity performing the role of maintaining the list of registered holders is called the “registrar.” It will also perform transfers.

You will not be required to pay a service charge to transfer or exchange Debt Securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Global Securities

If so set forth in the applicable prospectus supplement, the Company may issue the Debt Securities of a series, in whole or in part, in the form of one or more global securities that will be deposited with a depository identified in the prospectus supplement. The Company may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to any series of Debt Securities will be described in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue Warrants for the purchase of Common Stock, Preferred Stock or Debt Securities. Warrants may be issued independently or together with shares of Common Stock, Preferred Stock or Debt Securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of Warrants will be issued under a separate warrant certificate to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant certificate that will be filed with the SEC in connection with the offering of such Warrants.

The prospectus supplement relating to a particular issue of Warrants will describe the terms of such Warrants, including the following:

•	the title of such Warrants;

•	the offering price for such Warrants, if any;

•	the aggregate number of such Warrants;

•	the designation and terms of the securities purchasable upon exercise of such Warrants;

•	if applicable, the designation and terms of the securities with which such Warrants are issued and the number of such Warrants issued with each such security;

•	if applicable, the date from and after which such Warrants and any securities issued therewith will be separately transferable;

•	the principal amount of Debt Securities purchasable upon exercise of a Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise (which price may be payable in cash, securities or other property) and the number of shares of Common Stock or Preferred Stock purchasable upon exercise of a Warrant and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such Warrants that may be exercised at any one time;

•	whether the Warrants represented by the warrant certificates or Debt Securities that may be issued upon exercise of the Warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. Federal income tax considerations;

•	the anti-dilution provisions of such Warrants, if any;

•	the redemption or call provisions, if any, applicable to such Warrants; and

•	any additional terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

DESCRIPTION OF UNITS

We may issue Units consisting of one or more of our Common Stock, Preferred Stock, Debt Securities or Warrants.

The prospectus supplement relating to a particular issue of Units will describe the terms of such Units, including the following:

•	the terms of the Units and of any of our Common Stock, Preferred Stock, Debt Securities or Warrants comprising the Units, including whether and under what circumstances the securities comprising the Units may be traded separately;

•	a description of the terms of any Unit agreement governing the Units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the Units; and

•	if applicable, a discussion of any material U.S. federal income tax considerations.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus and applicable prospectus supplements:

•	to or through underwriters or through dealers;

•	in short or long transactions;

•	through agents;

•	directly to purchasers; or

•	through a combination of any such methods of sale.

If underwriters are used to sell securities, we will enter into an underwriting agreement or similar agreement with them at the time of the sale to them. In that connection, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act.

The applicable prospectus supplement relating to an offering of securities will set forth:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities being offered and the proceeds to us, if any, from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price;

•	any discounts or concessions allowed or re-allowed or paid by underwriters or dealers to other dealers;

•	in the case of the Debt Securities, the interest rate, maturity and redemption provisions;

•	details regarding overallotment options under which underwriters may purchase additional securities from us, if any;

•	the securities exchanges on which the securities may be listed, if any; and

•	any other information we think is important.

If underwriters or dealers are used in the sale, the securities may be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions in accordance with the rules of the NYSE:

•	at a fixed price or prices that may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid by underwriters or dealers to other dealers may be changed from time to time.

Any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by the underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with us, including, without limitation, in connection with distributions of the securities by those broker-dealers. We may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. We may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of such contracts. Institutions to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company. The underwriters and other persons soliciting such contracts will have no responsibility for the validity of such arrangements or the performance of the Company or such institutions thereunder.

Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement and will be subject to the restrictions and limitations contained in the applicable provisions, if any, of Delaware law and the Company Certificate. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for us in the ordinary course of business, for which they receive compensation. However, any possible conflicts of interest of any underwriter, dealer or agent will be disclosed in the applicable prospectus supplement.

Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered in accordance with Regulation M under the Exchange Act. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise. These activities will be described in more detail in the sections entitled “Plan of Distribution” or “Underwriting” in the applicable prospectus supplement.

Each series of offered securities will be a new issue, other than the shares of Common Stock, which are listed on the NYSE. We may elect to list any series of offered securities on an exchange, and in the case of the Common Stock, on any additional exchange, but unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and our website at www.xpologistics.com. The contents of our website are not incorporated by reference into or otherwise part of this prospectus and our website address is included as an inactive textual reference only. We also furnish our stockholders with annual reports containing consolidated financial statements audited by an independent accounting firm. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

We are “incorporating by reference” into this prospectus specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all of the securities offered hereby are sold. However, unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference. This prospectus is part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus the following documents that we have filed with the SEC and our future filings with the SEC (other than information furnished and not filed under Item 2.02 or 7.01 in current reports on Form 8-K) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 28, 2017;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 filed with the SEC on May 9, 2017;

•	Current Reports on Form 8-K filed with the SEC on January 13, 2016 (an amendment on Form 8-K/A), July 7, 2016 (an amendment on Form 8-K/A), January 30, 2017, March 6, 2017, March 13, 2017, March 17, 2017, and May 12, 2017;

•	Definitive Proxy Statement on Schedule 14A filed on April 17, 2017; and

•	The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 12, 2012, including any amendment or report filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this prospectus by reference but not delivered with the prospectus. You can obtain free copies of such documents if you call us at (855) 976-6951 or write us at the following address: Five American Lane, Greenwich, Connecticut 06831. You may also visit our website at www.xpo.com for free copies of any such document.

This prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein may contain summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by any particular accompanying prospectus supplement. The descriptions of these agreements contained in this prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying prospectus supplement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

LEGAL MATTERS

Certain matters with respect to the validity of the offered securities will be passed upon by Wachtell, Lipton, Rosen & Katz, New York, New York. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated financial statements of XPO Logistics, Inc. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Con-way Inc., as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

XPO Logistics, Inc.

11,000,000 Shares of Common Stock

PROSPECTUS SUPPLEMENT

Morgan Stanley

J.P. Morgan

Barclays

BofA Merrill Lynch

Citigroup

Credit Suisse

Deutsche Bank Securities

Cowen and Company

KeyBanc Capital Markets

Oppenheimer & Co.

Raymond James

Stifel

Credit Agricole CIB

HSBC

Macquarie Capital

Seaport Global Securities

Wolfe Capital Markets and Advisory

July 19, 2017